Third Point Reinsurance Ltd. Announces CEO Transition
HAMILTON, Bermuda, February 23, 2017 - Third Point Reinsurance Ltd. (NYSE: TPRE) (“TPRE” or the “Company”) today announced that John Berger, Chairman and Chief Executive Officer, will be stepping down as CEO effective March 1, 2017. Mr. Berger will retain an active role in the Company. He will remain Chairman of the Board and Chairman of the Underwriting Committee. Robert Bredahl, currently President and Chief Operating Officer, will succeed Mr. Berger as CEO of TPRE on March 1, 2017.
John Berger commented, “While I will be stepping down as CEO, I look forward to maintaining a very active role in the company as well as supporting Rob in his new position. Rob and I have worked closely together over the last five years forming and developing Third Point Re, and I see much opportunity ahead to further grow our business. I am looking forward to continuing my partnership with Rob, capitalizing upon the many opportunities that lay ahead.”
Robert Bredahl added, “I am excited about the opportunity to lead Third Point Re and build upon the success that we have achieved thus far. John and I have enjoyed a strong relationship since forming Third Point Re in 2011, and I am looking forward to continuing that partnership as we work together to further grow the Company.”
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact:
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333